EXHIBIT 10.1

SIDE LETTER

Date: March 11, 2026

This Side Letter (“Side Letter”) is entered into by and among: (i) Giza Zinger Even Mezzanine, Limited Partnership (“Giza”), (ii) C.M. Composite Materials Ltd., an Israeli corporation (the “Company”), (iii) Vision Wave Holdings, Inc., a Delaware corporation (“Vision Wave”) and (iv) Matania (Mati) Moskovitch (“Mati”).

Giza, the Company and Vision Wave are each a “Party” and together, the “Parties”.

RECITALS

A)	Giza, Mati and the Company entered into that certain settlement and amendment agreement dated February 5, 2026 (the “Giza Settlement Agreement”).

B)	Vision Wave, Mati and the Company entered into (i) that certain Investment and Share Purchase Agreement dated 20 February, 2026 (“SPA”), and (ii) that certain Loan Agreement dated 20 February, 2026 (“Loan Agreement”) (together with any promissory note issued thereunder, “Note”).

AGREEMENT
Notwithstanding anything to the contrary contained in the SPA, the Loan Agreement, the Note, or any other agreement among Vision Wave and the Company, the Parties hereby agree as follows:

1.	Acknowledgment of Giza Settlement Agreement; No Conflict

Vision Wave acknowledges that it has received a copy of (or has been made aware of the full terms of) the Giza Settlement Agreement and agrees that the Company’s performance of its obligations thereunder, including payment obligations, reporting obligations and the maintenance and perfection of the securities undertakings contemplated therein, shall not constitute a breach, Event of Default, or any other default under the SPA, the Loan Agreement, the Note, or any other agreement between Vision Wave and the Company.

2.	Permitted Payments to Giza

All payments to be made by the Company (and/or any of its Affiliates, as applicable) to Giza pursuant to the Giza Settlement Agreement (including the immediate payment – which was done already by Vision Wave directly to Giza, and any periodic payments) are and shall be deemed permitted payments, and Vision Wave hereby irrevocably consents to the making of such payments and agrees that it shall not object, block, restrain or otherwise interfere with such payments.

3.	Reporting to Giza

The Company confirms and Vision Wave acknowledges and agrees that the Company shall provide to Giza the reporting described in the Giza Settlement Agreement, including quarterly ongoing reports regarding the scope and results of the Company’s activity (including cash flow), the scope of its financial liabilities, order backlog, bank account balances, and copies of the Company’s audited financial statements promptly following their preparation.

4.	No Repayment of Shareholder Loans; No Dividends/Distributions

The Company undertakes that, until the full satisfaction of the Company’s obligations to Giza under the Giza Settlement Agreement, the Company shall not, directly or indirectly (including through any Affiliate or related party), (i) make any repayment of shareholder loans (principal or interest), and/or (ii) declare or pay any dividend or other distribution.

5.	No Dilution

Until the full satisfaction of the Company’s obligations to Giza under the Giza Settlement Agreement, neither the Company nor Vision Wave shall take, authorize or permit any action the meaning or effect of which is, or is reasonably expected to result in, any dilution of the Company’s shareholders, including by (i) issuance of any equity securities, or (ii) issuance of any options, warrants or other rights to acquire equity securities, or (iii) issuance of any securities convertible into equity, or (iv) conversion of any instrument into equity.

Without limiting the foregoing, Vision Wave shall not exercise, and shall not permit any exercise of, any conversion rights under the Note (or any similar instrument) to convert any principal, interest or other amounts into equity of the Company, except with Giza’s prior express written consent.

Any consent of Giza under this Section 5 must be in writing and signed by Giza.

6.	Funding Amount

Vision Wave hereby irrevocably undertakes and agrees to provide funding to the Company in an aggregate amount of not less than USD 5,000,000 (“Funding Amount”). The Funding Amount shall be made available to the Company in accordance with the following allocation: USD 1,500,000 for the Company’s working capital and USD 3,500,000 for the establishment and operation of a new facility outside Israel.

7.	Operations Outside Israel to be Conducted by the Company (No Subsidiary Structure) The Parties acknowledge and agree that the Company’s activity outside Israel, including any activity funded by all or any portion of the Funding Amount, shall be conducted directly by the Company and shall not be conducted through a subsidiary and/or any other corporation or legal entity, unless said corporation or legal entity will be pledge to Giza.

8.	No Use of Funds to Circumvent Giza Settlement Agreement

Neither Vision Wave nor the Company shall structure, route, or effect any payment, fee, reimbursement, expense, related-party transaction, or other transfer of value in a manner intended to circumvent the restrictions and payment waterfall contemplated by the Giza Settlement Agreement.

9.	Trustee; Irrevocable Instruction; Deposit of the New Shares

The Parties agree that a trustee in Israel (“Trustee”) shall be appointed by the shareholder of the Company (Mati) (“the shareholder”), with the identity of the Trustee to be subject to Giza’s prior written approval. Vision Wave acknowledges and agrees that the shares of Vision Wave to be issued/allocated to the shareholder in connection with the SPA (“New Shares”) shall be deposited with, and held by, the Trustee in a dedicated securities account in Israel, for the purpose of securing the Company’s obligations to Giza.

Vision Wave undertakes to execute and deliver, and to use good faith efforts to cause its transfer agent and/or any other relevant intermediary to execute and deliver, all notices, acknowledgments, confirmations, consents and instructions reasonably required to effect the deposit of the New Shares with the Trustee and to enable the creation and perfection of a valid and effective pledge/security interest over the New Shares in favor of Giza, all in accordance with the Giza Settlement Agreement.

Without limiting the foregoing, Vision Wave shall sign an irrevocable instruction directing the deposit of all New Shares with the Trustee, and Vision Wave shall act in accordance with such irrevocable instruction.

10.	Timing.

The irrevocable instruction and the relevant pledge/security documents shall be completed and executed no later than seven (7) days before the date of the actual issuance of the New Shares, and the Parties shall cooperate in good faith to complete any further actions reasonably required to perfect the foregoing security arrangements.

11.	Governing Law

This Side Letter shall be governed by the laws of the State of Israel, and the courts of the Central District of Israel shall have exclusive jurisdiction.

12.	Entire Agreement

This Side Letter constitutes the entire agreement among the Parties with respect to the subject matter hereof and shall prevail in the event of any conflict between this Side Letter and the SPA, the Loan Agreement and/or the Note, as between the Parties.

[SIGNATURES FOLLOW]